Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION RELEASES 2020 SUSTAINABILITY REPORT

BOSTON, MASSACHUSETTS – August 16, 2021 – American Tower Corporation (NYSE: AMT) today announced the release of its 2020 sustainability report. The report provides a comprehensive overview of how American Tower is managing its most important environmental, social and governance issues, and documents its progress against key quantitative and qualitative sustainability goals.

American Tower’s sustainability program is built upon five core pillars—ethics, people, environment, society and performance—with a commitment to positively impacting tenants, employees, stockholders, suppliers and surrounding communities.

Tom Bartlett, American Tower’s President and Chief Executive Officer, stated, “Our sustainability pillars will be crucial to American Tower’s ongoing success as we continue to grow our global business, and I believe that our greatest opportunities to drive meaningful change lie ahead. By providing critical connectivity across the globe to help build a connected, more equitable and greener world in a sustainable way, we are making a difference.”

To review the report, please visit the “Corporate Responsibility” section of the Company’s website at www.americantower.com.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 214,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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